Exhibit 99.1

ATP Announces Third Quarter 2010 Results and Operations Update

HOUSTON--(BUSINESS WIRE)--November 7, 2010--ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced results for third quarter 2010 and an update on operations.

Results of Operations

Production for the third quarter 2010 averaged 21.1 MBoe/day, compared to 21.3 MBoe/day for the second quarter and 38% greater than the comparable quarter in 2009. Revenues from oil and gas production were $102.1 million for the third quarter 2010 compared to $75.0 million for the third quarter 2009. Oil continued to represent a majority of revenues, accounting for 77% of revenues in the third quarter 2010 and 78% in the comparable 2009 period.

A net loss attributable to common shareholders of $58.4 million, or $1.15 per basic and diluted share for the third quarter 2010 was recorded. This compares to a third quarter 2009 net loss of $9.1 million, or $0.20 per basic and diluted share.

Lease operating expense for the third quarter 2010 was $27.5 million ($21.6 million recurring and $5.9 million workover expenses) compared to $22.9 million ($17.1 million recurring and $5.8 million workover expense) for the third quarter 2009. The increase in recurring operating expense was primarily due to the new production from the Telemark Hub and additional insurance costs associated with ATP’s annual July 1 renewal. ATP began recording lease operating expenses at its Telemark Hub in the second quarter 2010 with the commencement of production from the Atwater Valley 63 #4 well. No such expenses had been recorded in the comparable 2009 period.

General and administrative expense for the third quarter 2010 increased $2.7 million from the same period in 2009 to $9.6 million. Third quarter 2010 includes $1.8 million of noncash stock-based compensation compared with a similar amount in the comparable 2009 quarter. The overall increase was primarily due to higher net compensation expense and professional fees.

Interest expense for the third quarter 2010 was $69.2 million, net of $3.3 million capitalized related to the Octabuoy construction. Interest expense for the third quarter 2009 was $9.0 million, net of $25.7 million capitalized related to the development of the Telemark Hub and $2.0 million capitalized related to the Octabuoy construction. With installation of the ATP Titan at the company’s Telemark Hub and commencement of production at this location on March 28, 2010, the Telemark Hub no longer qualifies for interest capitalization. For the third quarter 2010, interest expense includes ATP’s first lien and senior secured second lien bonds (a total of $50.8 million), the new loan associated with the financing of the ATP Titan as discussed below ($0.3 million) and other obligations, less amounts capitalized as discussed above. A summary of payments related to other long-term obligations is set forth at the end of this release.

Gulf of Mexico Oil Spill and Drilling Moratorium Update

ATP is in the process of filing permits for additional wells at the Telemark and Gomez Hubs with the lifting of the deepwater moratorium in the Gulf of Mexico on October 12 by the Department of Interior (DOI). Although the moratorium has ended, ATP cannot predict when permits will be granted under the DOI’s new requirements.

Operations Update

Telemark Hub

A second well, Mississippi Canyon (“MC”) Block 941 A-1 formerly the MC 941#3, was completed at this hub in early October 2010. During October’s production cycle, the well averaged 8.2 MBoe/d (86% oil) with an October exit rate of 12.2 MBoe/d (86% oil). ATP has completed and filed the permit application to finalize drilling and completion of the next well at the Telemark Hub and the operation to move the platform rig to the slot for the well is underway. The third and fourth wells at this hub were both drilled to approximately 12,000 feet in 2009. The target depth for each well is approximately 20,000 feet. ATP operates the deepwater Telemark Hub with a 100% working interest and owns 100% of the subsidiary that owns the ATP Titan and associated pipelines and infrastructure.

Gomez Hub

Development operations at Anduin West, part of the Gomez Hub, to tie-in the MC 754 #3 well have been delayed while ATP awaits approval to lay the pipeline. Approval is expected allowing pipeline installation to commence before year’s end. The MC 754 #3 well was originally drilled and completed in the second quarter 2008. ATP operates MC 754 with a 75% working interest.

Tors Hub

ATP operates the Tors Hub consisting of Kilmar and Garrow in the UK North Sea with a 17% working interest. ATP drilled and tested a step-out appraisal well on Kilmar in May. A sidetrack to this well into a separate fault block has been completed and evaluation is underway. After the work at Kilmar, the drilling rig was moved to the Garrow field where the Garrow G2 well is being drilled with production expected in late 2010.

Cheviot (Octabuoy)

The construction of the Octabuoy Hull, which will be initially deployed at Cheviot, ATP’s largest development in terms of proved and probable reserves in the UK North Sea, is approaching 80% completion. ATP is in discussions with the hull building contractor to also construct the topsides using a similar construction and finance agreement.

Acquisitions and Divestitures

In the third quarter of 2010, ATP sold a 67% working interest in the deep operating rights of one of its Gulf of Mexico properties to a third party for an undisclosed amount resulting in a $15.0 million gain. In addition, ATP retained a 10.005% overriding royalty interest that decreases to 1.6675% following the conclusion of deepwater royalty relief.

Effective July 1, 2010, ATP was granted a lease on Ship Shoal Block 361 (SS 361). ATP bid on SS 361 at the Central Gulf of Mexico Offshore Lease Sale 213 held in New Orleans in March 2010. SS 361 is located six miles west of ATP’s SS 358 Hub and was the subject of previous drilling activity. The water depth for this block is approximately 387 feet.

During the third quarter, payout was achieved on the limited term overriding royalty interests at MC 711 resulting in a net revenue interest assigned back to ATP of 12.825% in MC 711 and MC 755. In June 2008, ATP received $82.0 million in exchange for this limited term overriding royalty interest.

ATP Titan Transaction

On September 24, 2010, ATP contributed its ownership in the ATP Titan platform and related assets to ATP Titan LLC ("Titan LLC"), a wholly-owned and unrestricted subsidiary. Simultaneously with the transfer, ATP entered into an exclusive platform use agreement with Titan LLC and Titan LLC secured a $350 million term loan facility with CLG Energy Finance, LLC ("CLG Energy"), an affiliate of Beal Bank Nevada. The facility was funded $150 million at closing, with future draws available subject to lender approval. In accordance with the agreement, Titan LLC is in the process of completing an additional draw request of $100 million now that the second well at the Telemark Hub has commenced production. An additional $100 million in equal draws of $50 million each may be requested as ATP commences production from the third and fourth wells at the Telemark Hub. The terms of the loan between Titan LLC and CLG Energy call for annual principal reductions of 8% in the first year, 9% during the second year and then 10% thereafter until maturity in September 2017. All payments are made quarterly and bear interest at LIBOR (floor of 0.75%) plus 8%. As a 100% wholly-owned subsidiary, all operations of Titan LLC are consolidated into ATP.

2010 Revised Guidance for Production and CAPEX

The impact from the BP oil spill and resulting moratorium discussed above has caused significant adjustments to ATP’s production estimates and CAPEX program. ATP incurred CAPEX costs of $631.7 million during the first nine months of 2010. Of this amount, $50.0 million was capitalized interest, $118.5 million was financed by suppliers through NPI and vendor deferral programs with the balance paid by ATP. For the fourth quarter 2010, ATP anticipates that it will incur $60 - $70 million in total CAPEX of which $45 – $50 million will be cash with the balance contributed by suppliers through existing NPI programs or deferral programs. These capital expenditures include continued development operations at Telemark and the laying of pipeline and final connections for the Anduin West project at the Gomez Hub in the Gulf of Mexico. In the North Sea, capital activities will include completion operations for the Garrow G2 well at Tors and continued construction of the Octabuoy for ATP’s Cheviot development. Regarding production, ATP reaffirms its previously estimated 8.0 MMBoe minimum production target for the year.

ATP's selected financial data schedule below contains additional information on the company’s activities for the third quarter 2010 and comparable 2009 period.

Selected Financial Data	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
	2010	2009	2010	2009

Production
Natural gas (MMcf)	4,900	3,689	14,665	12,113
Gulf of Mexico	4,338	2,925	12,223	9,811
North Sea	562	764	2,442	2,302

Oil and condensate (MBbls)	1,127	792	2,933	2,605
Gulf of Mexico	1,126	791	2,927	2,598
North Sea	1	1	6	7

Natural gas, oil and condensate
MMcfe	11,657	8,438	32,262	27,740
MBoe	1,944	1,406	5,377	4,623

Average Prices (1)
Natural gas (per Mcf)	$4.73	$3.92	$4.83	$4.33
Gulf of Mexico	4.50	3.54	4.65	4.08
North Sea	6.46	5.38	5.72	5.39
Oil and condensate (per Bbl)	69.30	64.28	70.26	53.49

Natural gas, oil and condensate
Per Mcfe	$8.69	$7.75	$8.58	$6.91
Per Boe	52.09	46.50	51.50	41.46

Deferred Revenue Recognized ($000's)
Natural gas	$-	$1,789	$1,517	$6,045
Oil and condensate	852	7,931	17,819	26,350
Total	852	9,720	19,336	32,395

Gain (Loss) on Oil and Gas Derivatives ($000's)
Natural gas contracts
Realized or settled during the period	$2,441	$2,801	$6,430	$39,627
Unrealized	4,477	(557)	3,748	(17,209)
Oil and condensate contracts
Realized or settled during the period	(553)	(1,289)	(5,992)	(1,744)
Unrealized	(19,030)	(4,413)	10,613	(5,675)
Total	(12,665)	(3,458)	14,799	14,999

(1) Includes the effect of cash flow hedges in 2009. Effective January 1, 2009, four U.K. contracts are accounted for as hedges and aggregate net settlements of $0.9 million and $1.5 million are reflected in the average oil and gas prices noted above for the three and nine months ended September 30, 2009, respectively.

Third Quarter 2010 Conference Call

ATP Oil & Gas Corporation (NASDAQ: ATPG) will host a conference call on Monday, November 8th at 10:00 am CST to discuss the company’s third quarter results followed by a Q&A session.

3rd Quarter Results Conference Call
Date: Monday, November 8, 2010
Time: 11:00 am EST; 10:00 am CST; 9:00 am MST and 8:00 am PST

ATP invites interested persons to listen to the live webcast on the company’s website at www.atpog.com. Phone participants should dial 888-359-3613. A digital replay of the conference call will be available at 888-203-1112, ID# 8124759, for a period of 24 hours beginning at 2:00 pm CST.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the company’s ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting ATP’s business. While ATP does not file reports with the SEC containing probable and possible reserve quantities, it occasionally will include them in presentations and discuss such reserves publicly. ATP and its independent third party reservoir engineers use the term “probable” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that, by their nature, are more speculative than estimates of proved reserves. All estimates of reserves in this news release have been prepared by ATP’s independent third party engineers. More information about the risks and uncertainties relating to ATP's forward-looking statements is found in the company’s SEC filings.

CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$206,931	$108,961
Restricted cash	17,354	10,504
Accounts receivable (net of allowance of $225 and $291, respectively)	65,921	52,551
Deferred tax asset	27,112	101,956
Derivative assets	5,979	1,321
Other current assets	10,875	10,615
Total current assets	334,172	285,908

Oil and gas properties (using the successful efforts method of accounting):
Proved properties	4,215,408	3,609,131
Unproved properties	20,868	13,910
	4,236,276	3,623,041
Less accumulated depletion, depreciation, impairment and amortization	(1,301,443)	(1,137,269)
Oil and gas properties, net	2,934,833	2,485,772
Restricted cash	10,000	-
Deferred tax asset	4,438	-
Deferred financing costs, net	47,449	16,378
Other assets, net	15,218	15,089
Total assets	$3,346,110	$2,803,147

Liabilities and Equity
Current liabilities:
Accounts payable and accruals	$261,935	$212,736
Current maturities of long-term debt	10,867	16,838
Asset retirement obligation	46,984	43,418
Derivative liability	12,539	16,216
Other current liabilities	28,639	23,094
Total current liabilities	360,964	312,302

Long-term debt	1,773,170	1,199,847
Other long-term obligations	495,190	274,942
Asset retirement obligation	111,811	106,781
Deferred tax liability	-	146,764
Derivative liability	1,895	7,646
Deferred revenue	-	19,336
Total liabilities	2,743,030	2,067,618

Temporary equity-redeemable noncontrolling interest	141,265	139,598

Shareholders' equity:
Convertible preferred stock, $0.001 par value	140,000	140,000
Common stock, $0.001 par value	51	51
Additional paid-in capital	572,093	571,595
Accumulated deficit	(153,052)	(19,317)
Accumulated other comprehensive loss	(96,366)	(95,487)
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	461,815	595,931
Total liabilities and equity	$3,346,110	$2,803,147

CONSOLIDATED INCOME STATEMENTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Oil and gas production	$102,121	$75,010	$296,249	$224,163
Other	-	-	-	13,664
	102,121	75,010	296,249	237,827

Costs, operating expenses and other:
Lease operating	27,493	22,891	89,423	60,463
Exploration	543	-	1,264	267
General and administrative	9,644	6,945	29,213	25,153
Depreciation, depletion and amortization	62,505	37,460	158,621	120,433
Impairment of oil and gas properties	2,988	-	15,078	8,748
Accretion of asset retirement obligation	3,566	2,995	10,419	8,940
Contract termination costs	-	-	8,714	-
Loss on abandonment	32	1,936	233	2,949
Gain on exchange/disposal of properties	(15,000)	-	(27,020)	-
Other, net	2	408	(944)	696
	91,773	72,635	285,001	227,649
Income from operations	10,348	2,375	11,248	10,178

Other income (expense):
Interest income	293	182	591	555
Interest expense, net	(69,249)	(9,000)	(146,113)	(31,797)
Derivative income (expense)	(12,665)	(3,458)	14,799	14,999
Loss on debt extinguishment	-	-	(78,171)	-
	(81,621)	(12,276)	(208,894)	(16,243)
Loss before income taxes	(71,273)	(9,901)	(197,646)	(6,065)

Income tax (expense) benefit:
Current	297	(376)	70	(22)
Deferred	19,575	4,770	76,196	4,116
	19,872	4,394	76,266	4,094

Net loss	(51,401)	(5,507)	(121,380)	(1,971)
Less income attributable to the redeemable noncontrolling interest	(4,129)	(3,552)	(12,355)	(9,818)
Less convertible preferred stock dividends	(2,820)	(62)	(8,420)	(62)
Net loss attributable to common shareholders	$(58,350)	$(9,121)	$(142,155)	$(11,851)

Net loss per share attributable to common shareholders:
Basic	$(1.15)	$(0.20)	$(2.81)	$(0.30)
Diluted	$(1.15)	$(0.20)	$(2.81)	$(0.30)

Weighted average number of common shares:
Basic	50,800	44,520	50,673	39,038
Diluted	50,800	44,520	50,673	39,038

CONSOLIDATED CASH FLOW DATA
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(121,380)	$(1,971)
Adjustments to operating activities	97,938	145,750
Changes in assets and liabilities	25,831	(18,547)
Net cash provided by (used in) operating activities	2,389	125,232

Cash flows from investing activities:
Additions to oil and gas properties	(498,625)	(464,983)
Proceeds from disposal of assets	17,053	-
Increase in restricted cash	(16,850)	(7,534)
Net cash used in investing activities	(498,422)	(472,517)

Cash flows from financing activities:
Proceeds from senior second lien notes, net of discount	1,492,965	-
Proceeds from first lien term loans, net of discount	147,000	-
Proceeds from revolving credit facility, net of discount	46,000	-
Proceeds from beal bank loan, net of discount	143,250	-
Proceeds of placement of common stock, net of issuance costs	-	161,592
Proceeds of placement of convertible preferred stock, net of issuance costs	-	135,549
Principal payments of term loans	(1,262,610)	(61,289)
Proceeds from dollar-denominated overriding royalty transaction ("Overrides")	121,136	-
Principal payments of Overrides	(55,005)	-
Proceeds from sale of net profits interests	50,000	-
Net profits interest payments	(7,879)	(1,211)
Principal payments of vendor deferrals	(5,752)	-
Proceeds of sale of pipeline	-	74,511
Principal payments of pipeline obligation	(455)	-
Deferred financing costs	(59,294)	-
Proceeds from sale of noncontrolling interest	-	148,751
Class A Limited Partner distributions	(10,688)	(15,408)
Preferred dividends	(8,448)	-
Exercise of stock options	3,580	3
Net cash provided by financing activities	593,800	442,498

Effect of exchange rate changes on cash and cash equivalents	203	7,049

Increase in cash and cash equivalents	97,970	102,262
Cash and cash equivalents, beginning of period	108,961	214,993
Cash and cash equivalents, end of period	$206,931	$317,255

Hedges, Derivatives and Fixed Price Contracts
(Unaudited)

	2010		2011
	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico
Fixed Forwards & Swaps

Natural Gas
Volumes (MMMBtu)	1,830	1,830	900				900
Price ($/MMBtu)	$5.57	$5.57	$5.42				$5.42

Crude Oil
Volumes (MBbls)	414	414	338	546	552	552	1,988
Price ($/Bbl)	$77.83	$77.83	$78.76	$82.18	$82.18	$82.18	$81.60

Crude Oil
Volumes (MBbls)	184	184	270	273	184	184	911
Price ($/Bbl)	$70.00	$70.00	$77.33	$77.33	$80.00	$80.00	$78.41
Reparticipation calls ($/Bbl)	$110.00	$110.00	$111.67	$111.67	$110.00	$110.00	$110.99

Collars
Natural Gas
Volumes (MMMBtu)	1,380	1,380	1,350				1,350
Floor Price ($/MMBtu)	$4.75	$4.75	$4.75				$4.75
Ceiling Price ($/MMBtu)	$7.95	$7.95	$7.95				$7.95

Puts
Crude Oil
Volumes (MBbls)	92	92
Floor Price ($/Bbl)	24.70	$24.70

North Sea
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	736	736	450	455	460	276	1,641
Price ($/MMBtu)(1)	$5.88	$5.88	$5.45	$7.50	$7.50	$7.80	$6.99

The above are ATP's outstanding financial and physical commodity contracts outstanding as of November 2, 2010.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
(1) Assumes currency translation rate of 1.5 USD per GBP, which approximates the rate as of September 30, 2010.

	2012
	1Q	2Q	3Q	4Q	FY

Gulf of Mexico
Crude Oil
Volumes (MBbls)	205	91	92	92	480
Price ($/Bbl)	$ 87.88	$ 89.95	$ 89.95	$ 89.95	$ 89.07
North Sea
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	273	273	276	276	1,098
Price ($/MMBtu)(1)	$ 7.80	$ 7.80	$ 7.80	$ 8.78	$ 8.05

The above are ATP's outstanding financial and physical commodity contracts outstanding as of November 2, 2010.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
(1) Assumes currency translation rate of 1.5 USD per GBP, which approximates the rate as of September 30, 2010.
Cash Payments Related to Other Long-term Obligations
(In Thousands)

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2010	2010
Net profits interests	$7,579	$8,454
Dollar-denominated overriding royalties	22,530	65,451
Gomez pipeline financing	5,828	18,451
Vendor deferrals	3,711	6,635
Total payments (2)	$39,648	$98,991

(2) Includes principal and interest components.

CONTACT:
ATP Oil & Gas Corporation, Houston
T. Paul Bulmahn, 713-622-3311
Chairman and CEO
Albert L. Reese Jr., 713-622-3311
Chief Financial Officer
www.atpog.com